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EXHIBIT 4.6

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                          Third Supplemental Indenture



                          Dated as of January 15, 2002

                                       to

                                    Indenture
                          dated as of December 1, 1995


                               KOHL'S CORPORATION

                                       and

                              THE BANK OF NEW YORK,
                                   as Trustee




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         THIRD SUPPLEMENTAL INDENTURE, dated as of January 15, 2002 (the "Third
Supplemental Indenture"), between Kohl's Corporation, a corporation duly organized and existing under the laws of the State of Wisconsin (the "Company"), having its principal office at N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051, and The Bank Of New York, a New York banking corporation, as Trustee (the "Trustee") under the Indenture dated as of December 1, 1995 (the "Original Indenture").

                             Recitals of the Company

         The Company has executed and delivered to the Trustee the Original Indenture dated as of December 1, 1995 (as supplemented and amended from time to time, including by this Third Supplemental Indenture, the "Indenture"), providing for the issuance from time to time of its unsecured debentures, notes or other debt instruments (the "Securities") to be issued in one or more series as provided in the Indenture.

         It is provided in Section 9.1(6) of the Original Indenture that without the consent of any Securityholder, the Company, when authorized by a Board Resolution, and the Trustee may enter into a supplemental indenture to, among other things, make any change that does not adversely affect the rights of any Securityholder.

         The Company desires to amend the Original Indenture as set forth below. The amendments shall not apply to Outstanding Securities but shall be effective as of the date of this Third Supplemental Indenture and shall apply to Series of Securities that are created under the Indenture subsequent to the date hereof.

         For consideration, the adequacy and sufficiency of which are hereby acknowledged by the parties hereto, each party agrees as follows, for the benefit of the other parties and for the equal and proportionate benefit of all Holders of the Securities, as follows:

                                   ARTICLE ONE

         The amendments to the Indenture set forth below shall apply to Series of Securities that are created under the Indenture subsequent to the date of this Third Supplemental Indenture:

                                   Amendments

         Section 101. Article 6 of the Original Indenture shall be amended by deleting Section 6.1(5) and replacing it in its entirety with the following:

                  (5)  [Reserved.]

         Section 102. Article 8 of the Original Indenture shall be amended by deleting the first paragraph of Section 8.4 and replacing it in its entirety with the following:

                  SECTION 8.4.  Defeasance of Certain Obligations.
                                ---------------------------------

                  Unless this Section 8.4 is otherwise specified pursuant to
         Section 2.3.16 to be inapplicable to Securities of any Series, on and after the 91st day after the date of the deposit referred to in subparagraph (a) hereof, the Company may omit to comply with any term, provision or condition set forth under Sections 4.2 (except as to corporate existence), 4.3, 4.4, 4.5, 4.6, 4.7, 4.8 and 5.1 (and the failure to comply with any such provisions shall not constitute a Default or Event of Default under Section 6.1), with respect to the Securities of such Series, provided that the following conditions shall have been satisfied:

         Section 103. Article 9 of the Original Indenture shall be amended by deleting the first paragraph of Section 9.2 and replacing it in its entirety with the following:

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                  SECTION 9.2  With Consent of Holders.
                               -----------------------

                  The Company and the Trustee may enter into a supplemental indenture with the written consent of the Holders of at least a majority in principal amount of the Outstanding Securities of each Series affected by such supplemental indenture, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental indenture or of modifying in any manner the rights of the Securityholders of each such Series. Except as provided in Section 6.13, the Holders of a majority in principal amount of the Outstanding Securities of each Series affected by such waiver by notice to the Trustee may waive compliance by the Company with any provision of this Indenture of the Securities with respect to such Series.

                                   ARTICLE TWO

                                  Miscellaneous

         Section 201. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Original Indenture.

         Section 202. Except as supplemented and amended hereby, the Original Indenture is in all respects ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect, and this Third Supplemental Indenture and all of its provisions shall be deemed a part thereof.

         Section 203. This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

         Section 204. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery by telecopier of an executed signature page hereto shall be effective as delivery of a manually executed counterpart hereof.

         IN WITNESS WHEREOF, the Company and the Trustee have caused this Third Supplemental Indenture to be executed as of the day and year first above written.

                                    KOHL'S CORPORATION

                                    By: /s/ Arlene Meier
                                        ----------------------------------
                                        Name:  Arlene Meier
                                        Title: Chief Operating Officer




                                    THE BANK OF NEW YORK

                                    By: /s/ Paul Schmalzel
                                        ----------------------------------
                                        Name:  Paul Schmalzel
                                        Title: Vice President